Exhibit 10.12

Director Compensation (as of May 31, 2006)

Each director of the Company receives a per meeting fee of $3,000 for each board meeting attended. The Chairman of the Audit Committee is paid $4,000 per meeting for each Audit committee meeting attended during the year and each committee member receives $1,000 per meeting attended. The Chairman of the Nominating, Corporate Governance and Compensation Committee is paid $2,000 per Compensation Committee meeting attended and members of the Committee is paid $1,000 per meeting attended. All directors’ fees were paid in shares of common stock based on the market price of the stock on the date of grant by the board.

The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Each director of the Company also receives stock option grants under the 2004 Equity Incentive Plan (which shall be referred to as the “Directors’ Plan”). Option grants under the Directors’ Plan are non-discretionary. Each non-employee director is granted 50,000 stock options on the date he or she joins the Board of Directors. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The standard terms of the plan call for vesting in equal installments over three years and expiring in five years.